Exhibit 2

Northcore Technologies Inc.
Consolidated Balance Sheets
(expressed in thousands of dollars)
(Canadian GAAP, Unaudited)

	June 30	June 30	December 31
	2006	2006	2005
	(unaudited)	(unaudited)	(audited)
	(in $C)	(in $US)	(in $C)

		1.1150
		translated
		into $US at
		Cdn$ 1.1150
		for
		convenience
Cash	$2,035	$1,825	$60
Restricted Cash	$-	$-	$-
Marketable securities	13	12	13
Other current assets	324	290	399
Other assets	108	97	201
Assets from discontinued operations	-	-	1,170
Total assets	$2,480	$2,224	$1,843

Accounts payable and accrued liabilities	$1,220	$1,094	$1,285
Due to related parties	70	63	137
Deferred revenue	197	177	91
Current portion of secured subordintated notes	1,786	1,602	343
Current assets from discontinued operations	-	-	894
Non-current portion of secured subordintated notes	391	351	1,800
Minority interest	-	-	3
Total shareholders' deficiency	(1,184)	(1,063)	(2,710)
Total liabilities and shareholders' equity (deficiency)	$2,480	$2,224	$1,843

Northcore Technologies Inc.
Consolidated Statements of Operations
(expressed in thousands of dollars, except per share amounts)
(Canadian GAAP, Unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2006	2006	2005	2006	2006	2005
	($C)	($US)	($C)	($C)	($US)	($C)

		translated			translated
		into US$ at			into US$ at
		Cdn$ 1.1150			Cdn$ 1.1150
		for			for
		convenience			convenience
Revenue	$170	$152	$244	$541	$485	$514

Operating expenses
General and administrative	498	447	841	940	844	1,548
Customer service and technology	159	143	200	325	291	414
Sales and marketing costs	120	108	127	256	230	257
Employee stock options	37	33	16	72	65	32
Depreciation and amortization	20	18	23	45	40	44
Other income	-	-	(2)	-	-	(44)
Total operating expenses	834	749	1,205	1,638	1,471	2,251

Loss from operations	(664)	(597)	(961)	(1,097)	(986)	(1,737)

Interest expense
Cash interest expense	93	83	70	200	179	141
Accretion of secured subordinated notes	123	110	91	268	240	186
Interest income	(5)	(4)	-	(5)	(4)	-
	211	189	161	463	415	327

Loss from continuing operations	$(875)	$(786)	$(1,122)	$(1,560)	$(1,401)	$(2,064)
Income from discontinued operations	1,918	1,720	(58)	2,123	1,904	148
Net income (loss) for the period	1,043	934	(1,180)	563	503	(1,916)

Earnings (loss) per share:
From continuing operations, basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)	$(0.02)	$(0.03)
Net earnings (loss) per share, basic and diluted	$0.01	$0.01	$(0.02)	$0.01	$0.01	$(0.03)

Weighted average common shares	79,212	79,212	72,683	76,724	76,724	71,782